UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2008

Morgan Stanley
(Exact Name of Registrant
as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation, Management Development and Succession Committee of the Board of Directors (the “Committee”) of Morgan Stanley (the “Company”) approved the terms of the Morgan Stanley Compensation Incentive Plan (the “Plan”), a long-term incentive plan of the Company that provides for a participant’s award to be credited to an account maintained on the books and records of the Company for such participant.  The amounts in the accounts will be notionally allocated to one or more notional investments or earn interest at a fixed interest rate and will be paid in cash after vesting and other restrictions have been satisfied.  A participant’s account will represent at all times an unfunded, contingent and unsecured contractual obligation of the Company.

On December 18, 2008, the Committee approved grants under the Plan to certain of the Company’s named executive officers, other than John Mack (Chairman and CEO), Walid Chammah (Co-President) and James Gorman (Co-President) who will receive no bonus for 2008.  These grants are subject to vesting and other restrictions similar to those applicable to the Company’s equity compensation awards, including a “clawback” provision that could be triggered if the participant engages in certain conduct detrimental to the Company.

The above summary is qualified by the entirety of the terms and conditions set forth in the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MORGAN STANLEY (Registrant)

By:	/s/ Martin M. Cohen
Martin M. Cohen, Assistant Secretary and Counsel

Date: December 19, 2008